Exhibit 10.15

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

This AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT dated as of                     , (the “Effective Date”), between MIDAS, INC., a Delaware corporation (the “Company”), and                      (the “Executive”).

WHEREAS, the Company’s Board of Directors has determined that, in light of the importance of the Executive’s continued services to the stability and continuity of management of the Company and its subsidiaries, it is appropriate and in the best interests of the Company and of its shareholders to reinforce and encourage the Executive’s continued disinterested attention and undistracted dedication to his duties in the potentially disturbing circumstances of a possible change in control of the Company by providing some degree of personal financial security;

WHEREAS, in order to induce the Executive to remain in the employ of the Company or a subsidiary of the Company (a “Subsidiary”), the Company’s Board of Directors has determined that it is desirable to pay the Executive the severance compensation set forth below if the Executive’s employment with the Company or a Subsidiary terminates in one of the circumstances described below following a Change in Control (as defined below);

WHEREAS, in order to bring this Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) this agreement is being amended and restated.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

1. Term of Agreement. (a) The term of this Agreement shall commence on the Effective Date and shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, on the earlier to occur of the date on which the Executive reaches age 65 and the third anniversary of the Effective Date, subject to extension as provided in Section 1(b) below; provided, however, that this Agreement shall continue in effect until the earlier to occur of the date on which the Executive reaches age 65 and the date three years beyond the initial or any extended date of termination of this Agreement if a Change in Control shall have occurred prior to such date of termination of this Agreement (and shall continue for such additional period as any obligation of the Company under this Agreement shall remain unpaid).

(b) Commencing on the date after the Effective Date and continuing on each date thereafter (each such date being hereinafter referred to as a “Renewal Date”), the term of this Agreement shall be automatically extended so as to terminate three years thereafter, unless at least 60 days prior to a specified Renewal Date the Company shall give written notice to the Executive that the term of this Agreement shall not be so extended.

2. Change in Control. No compensation shall be payable under this Agreement unless and until (a) there shall have been a Change in Control while the Executive is still an employee of the Company or a Subsidiary, and (b) the Executive’s employment by the Company or a Subsidiary thereafter shall have been terminated in accordance with Section 3 of this Agreement.

For purposes of this Agreement, a “Change in Control” shall mean:

(i) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of clause (iii) in this definition of Change in Control;

(ii) the individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; or

(iii) the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 66- 2/3% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or the consummation of a plan of complete liquidation or dissolution of the Company.

3. Termination Following Change in Control. (a) If a Change in Control shall have occurred while the Executive is still an employee of the Company or a Subsidiary, the Executive shall be entitled to the compensation provided in Section 4 of this Agreement upon the subsequent termination of the Executive’s employment with the Company or Subsidiary within three years of the date upon which the Change in Control shall have occurred, unless such termination is as a result of (i) the Executive’s death, (ii) the Executive’s Disability (as defined in Section 3(b) below), (iii) the Executive’s Retirement (as defined in Section 3(c) below), (iv) the Executive’s termination for Cause (as defined in Section 3(d) below), or (v) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(e) below). Notwithstanding anything to the contrary in this Agreement, if a Change in Control occurs and if the Executive’s employment with the Company or a Subsidiary was terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement, the termination of the Executive’s employment shall be deemed to have occurred immediately following the Change in Control.

(b) Disability. If, as a result of the Executive’s incapacity due to a medically determinable physical or mental illness which can be expected to be permanent or of indefinite duration (as certified in writing by a physician selected by the Company and reasonably acceptable to the Executive), the Executive shall qualify for benefits under the long-term disability plan of the Company or a Subsidiary and shall have been absent from his duties with the Company or a Subsidiary on a full-time basis for a continuous period of six months commencing with the date of the Change in Control or the first day of such absence (whichever is later) the Company or such Subsidiary may terminate the Executive’s employment for “Disability” without the Executive being entitled to the compensation provided in Section 4.

(c) Retirement. The term “Retirement” as used in this Agreement shall mean termination by the Executive of the Executive’s employment based on the Executive having reached age 65 without the Executive being entitled to the compensation provided in Section 4.

Termination based on “Retirement” shall not include, for purposes of this Agreement, the Executive’s taking of early retirement by reason of a termination by the Executive of his employment for Good Reason.

(d) Cause. The Company or a Subsidiary may terminate the Executive’s employment for Cause without the Executive being entitled to the compensation provided in Section 4. For purposes of this Agreement, the Company or Subsidiary shall have “Cause” to terminate the Executive’s employment only on the basis of (i) the Executive’s willful and continued failure substantially to perform his duties with the Company or Subsidiary (other than any such failure resulting from his incapacity due to physical or mental illness or any such failure resulting from the Executive’s termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer (or if the Executive is Chief Executive Officer, by the Board of Directors) which specifically identifies the manner in which the Chief Executive Officer (or the Board of Directors if the Executive is Chief Executive Officer) believes that the Executive has not substantially performed his duties, or (ii) the Executive’s willful engagement in gross conduct materially and demonstrably injurious to the Company or a Subsidiary. For purposes of this subsection, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or a Subsidiary. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a written statement of the Chief Executive Officer (or if the Executive is Chief Executive Officer, a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board of Directors at a duly convened meeting of the Board of Directors), finding that in the good faith opinion of the Chief Executive Officer (or the Board of Directors if the Executive is Chief Executive Officer) the Executive was guilty of conduct set forth in clause (i) or (ii) of the second sentence of this Section 3(d) and specifying the particulars thereof in detail.

(e) Good Reason. The Executive may terminate the Executive’s employment with the Company or a Subsidiary for Good Reason within three years after a Change in Control and during the term of this Agreement and become entitled to the compensation provided in Section 4. For purposes of this Agreement, “Good Reason” shall mean any of the following events, unless it occurs with the Executive’s express prior written consent:

(i) the assignment to the Executive by the Company or a Subsidiary of any duties inconsistent with, or a diminution of, the Executive’s position, duties, titles, offices, responsibilities or status with the Company or a Subsidiary immediately prior to a Change in Control, or any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of the Executive’s employment for Disability, Retirement or Cause or as a result of the Executive’s death or by the Executive other than for Good Reason; a reduction by the Company or a Subsidiary in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company’s or Subsidiary’s failure to increase (within 15 months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control in an amount which is substantially similar, on a percentage basis, to the average percentage increase in base salary for all officers of the Company or the Subsidiary effected during the preceding 12 months, other than a reduction of the Executive’s base salary pursuant to the terms of the short-term or long-term disability plans of the Company or a Subsidiary during a period in which the Executive is disabled (within the meaning of such plan or plans) and qualifies for benefits under such plan or plans;

(ii) any failure by the Company or a Subsidiary to continue in effect any benefit plan or arrangement (including, without limitation, any pension or retirement plan, employee stock ownership plan, group life insurance plan, medical, dental, accident and disability plans and educational assistance reimbursement plan) in which the Executive is participating at the time of a Change in Control (or to substitute and continue other plans providing the Executive with substantially similar benefits) (hereinafter referred to as “Benefit Plans”), the taking of any action by the Company or a Subsidiary which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control, or the failure by the Company or Subsidiary to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the vacation policies in effect at the time of a Change in Control;

(iii) any failure by the Company or a Subsidiary to continue in effect any incentive plan or arrangement (including, without limitation, the Company’s annual bonus and contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which the Executive is participating at the time of a Change in Control (or to substitute and continue other plans or arrangements providing the Executive with substantially similar benefits) (hereinafter referred to as “Incentive Plans”) or the taking of any action by the Company or a Subsidiary which would adversely affect the Executive’s participation in any such Incentive Plan or reduce the Executive’s benefits under any such Incentive Plan in an amount which is not substantially similar, on a percentage basis, to the average percentage reduction of benefits under any such Incentive Plan effected during the preceding 12 months for all officers of the Company or a Subsidiary participating in any such Incentive Plan;

(iv) any failure by the Company or a Subsidiary to continue in effect any plan or arrangement to receive securities of the Company or awards the value of which is derived from securities of the Company (including, without limitation, the Company’s Stock Incentive Plan and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock, phantom stock or grants thereof or to acquire stock or other securities of the Company) in which the Executive is participating at the time of a Change in Control (or to substitute and continue plans or arrangements providing the Executive with substantially similar benefits) (hereinafter referred to as “Securities Plans”) or the taking of any action by the Company or a Subsidiary which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Securities Plan;

(v) a relocation of the Company’s principal executive offices or the Executive’s relocation to any metropolitan area other than the metropolitan area in which the Executive performed the Executive’s duties immediately prior to a Change in Control;

(vi) a substantial increase in the Executive’s business travel obligations over such obligations as they existed at the time of a Change in Control;

(vii) any material breach by the Company or a Subsidiary of any provision of this Agreement;

(viii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company pursuant to Section 8(a); or

(ix) any purported termination by the Company or a Subsidiary of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), including any purported termination of employment under the circumstances described in the last sentence of Section 3(a); or

(x) a termination of employment by the Executive for any reason during the 30 day period immediately following the first anniversary upon which the Change in Control shall have occurred.

(f) Notice of Termination. Any termination of the Executive’s employment by the Company or a Subsidiary pursuant to Section 3(b), 3(c) or 3(d) or by the Executive pursuant to Section 3(e) shall be communicated to the other party by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company or Subsidiary shall be effective without such Notice of Termination.

(g) Date of Termination. “Date of Termination” shall mean (a) if the Executive’s employment is terminated by the Company or a Subsidiary for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period) or (b) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

4. Severance Compensation upon Termination. (a) If the Executive’s employment by the Company or a Subsidiary is terminated (i) by the Company or Subsidiary pursuant to Section 3(b), 3(c) or 3(d) or by reason of death or (ii) by the Executive other than for Good Reason, the Executive shall not be entitled to any severance compensation under this Agreement, but the absence of the Executive’s entitlement to any benefits under this Agreement shall not prejudice the Executive’s right to the full realization of any and all other benefits to which the Executive shall be entitled pursuant to the terms of any employee benefit plans or other agreements or policies of the Company or a Subsidiary in which the Executive is a participant or to which the Executive is a party.

(b) If the Executive’s employment by the Company or a Subsidiary is terminated (x) by the Company or such Subsidiary other than pursuant to Section 3(b), 3(c) or 3(d) or by reason of death or (y) by the Executive for Good Reason, and such termination also constitutes a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), then the Executive shall be entitled to the severance compensation provided below:

(i) In lieu of any further salary or incentive payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay in cash as severance compensation to the Executive at the time specified in subsection (ii) below, a lump-sum severance payment equal to three (3) times the Executive’s Adjusted Annual Compensation, reduced by an amount equal to the total Continuing Cash Payments to be made pursuant to the Executive’s employment letter dated June 13, 2003, as amended on November 11, 2008 (the “Employment Letter”). For purposes of this Agreement, “Adjusted Annual Compensation” shall mean the sum of (x) an amount equal to the highest level of the Executive’s annual base salary in effect (calculated prior to any deferral of salary, qualified or nonqualified) between the time of the Change in Control and the Date of Termination, (y) an amount equal to the greater of the amounts earned by the Executive under the annual incentive compensation plan of the Company or a Subsidiary for the two preceding calendar years (calculated prior to any deferral of salary, qualified or nonqualified), or, if the Executive has participated in such plan for only one year, an amount equal to the amount earned under such plan for the preceding calendar year, and (z) an amount equal to one-third of the sum of the amounts of the current “Target” values for the Executive under any annual or long term incentive compensation plans of the Company or a Subsidiary, such Target values to be prorated from the beginning of the applicable measurement period for each such plan through the end of the month in which the Date of Termination occurs.

(ii) The severance compensation provided for in subsection (i) above shall be paid not later than the 10th day following the Date of Termination; provided, however, that, if the amount of such compensation cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”)) as soon as the amount thereof can be determined, but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been payable, such excess shall constitute a loan by the Company to the Executive payable on the 30th day after the Date of Termination (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code, commencing on the 31st day following such demand).

(iii) The Company shall arrange to provide the Executive for a period of thirty-six (36) months following the Date of Termination or until the Executive’s earlier death, with life, medical, dental, accident and disability insurance benefits and a package of “executive benefits”, including to the extent applicable capital assessments and dues for pre-existing club memberships and the use of an automobile or an allowance therefor (collectively, “Employment Benefits”), substantially similar to those which the Executive was receiving immediately prior to the Date of Termination.

(iv) During the term of this Agreement and through the period of thirty-six (36) months following the Date of Termination, all benefits under any pension or retirement plans, employee stock ownership plan or any other plan or agreement relating to retirement benefits (collectively, “Retirement Benefits”) in which the Executive participates shall continue to accrue to the Executive, crediting of service of the Executive with respect to Retirement Benefits shall continue, and the Executive shall be entitled to receive all Retirement Benefits provided to the Executive as a fully vested participant under any such plan or agreement relating to retirement benefits. No contributions shall be required to be made by the Executive to any plan providing for employee contributions following the Date of Termination. To the extent that the amount of any Retirement Benefits are or would be payable from a nonqualified plan, the Company shall, at the time such payments would have been made under such nonqualified plan, pay directly to the Executive an amount equal to the additional benefits that would have been provided had such accrual or crediting been taken into account in calculating such Retirement Benefits. Such additional payment shall be calculated as provided in the relevant plan and, in the case of a defined contribution plan, shall include an amount equal to the gross amount of the maximum employer contributions.

(c) In the event the severance compensation payable under this Section 4, either alone or together with any other payments to the Executive from the Company or a Subsidiary (including, but not limited to, payments under the Company’s Stock Incentive Plan or any agreement or award issued pursuant to such Plan or any successor plan), would constitute a “parachute payment” (as defined in Section 280G of the Code), and subject the Executive to the excise tax imposed by Section 4999 of the Code, the Company shall pay the Executive, as additional severance compensation hereunder and payable at the same time or times as such severance compensation, the amount of such excise tax and any additional taxes payable by the Executive by reason of such payment (on the basis of a customary “gross-up” formula), as calculated by the Company. The Company agrees to indemnify and hold harmless the Executive from and against any liability for the payment of additional taxes arising from any deficiency in the amount of such excise tax and any additional taxes thereon so calculated by the Company, together with any interest or penalties applicable thereto; provided, however, that it shall be a condition of this obligation to indemnify and hold harmless the Executive that the Executive shall have timely notified the Company of any proposed assessment relating to any claimed deficiency therein and offered the Company the right to contest such assessment or participate in, at the expense of the Company, any proceeding relating thereto; provided further that any indemnification payments made by the Company pursuant to this Section 4(c) shall be paid no later than the end of the Executive’s taxable year following the Executive’s taxable year in which the additional taxes are remitted to the appropriate taxing authority.

5. Payment of Taxes; Continuation of Employment. Notwithstanding any other provision of this Agreement or the premises hereto, in the event the Executive is entitled to receive compensation (whether in the form of cash, securities or other form of compensation) under or pursuant to any plan or agreement of or with the Company or a Subsidiary as the result of a Change in Control, the Company shall pay to the Executive any applicable excise tax, and any taxes thereon, and shall indemnify and hold harmless the Executive in respect thereof, as provided in Section 4(c) above, regardless of whether the employment of the Executive with the Company or a Subsidiary shall have terminated.

6. Certain Additional Payments by the Company. Notwithstanding any other provision of this Agreement or the premises hereto, and subject to the delayed payment provisions provided in Section 15, in the event the Executive is entitled to receive compensation (whether in the form of cash, securities or other form of compensation) under Section 4:

(a) if, at the time of the Executive’s termination, he is also entitled to take early retirement under the Company retirement plan, the Company shall provide the Executive with a lump sum payment sufficient to compensate the Executive for the difference between his normal early retirement benefit under the Company retirement plan, and the amount to which the Executive would have been entitled under the Company retirement plan if he had retired at age 65; and

(b) if the Executive was relocated by the Company within the 12 months immediately preceding a Change in Control, the Company will provide the Executive with the same benefits for relocation back to his former metropolitan area.

7. No Obligation to Mitigate Damages; No Effect on other Contractual Rights. (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive after the termination of the Executive’s employment with the Company or a Subsidiary.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement of the Company or any Subsidiary. For the avoidance of doubt, Executive shall remain entitled to the Continuing Cash Payments to be made pursuant to the Employment Letter upon the same schedule and satisfaction of the same conditions as provided therein, but any other continuing benefits provided herein shall be in lieu of Executive receiving such benefits under the Employment Letter.

8. Successor to the Company. (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason.

As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisees, legatees, or other designees or, if there be no such designee, to the Executive’s estate.

9. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be given by United States certified mail (return receipt requested, postage prepaid), by personal delivery or by a nationally recognized express delivery service, and shall be deemed to have been given when actually received, as follows:

If to the Company:

Midas, Inc.

1300 Arlington Heights Road

Itasca, Illinois 60143

Attention: General Counsel

If to the Executive, to the Executive’s home address as shown on the Company’s personnel records; or such other address as either party may have given to the other in writing in accordance herewith.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

11. Employment. The Executive agrees to be bound by the terms and conditions of this Agreement and to remain in the employ of the Company or a Subsidiary during any period following any public announcement by any person of any proposed transaction or transactions which, if effected, would result in a Change in Control until a Change in Control has taken place or, in the opinion of the Board of Directors, such person has abandoned or terminated its efforts to effect a Change in Control. Subject to the foregoing and to the last sentence of Section 3(a), nothing contained in this Agreement shall impair or interfere in any way with the right of the Executive to terminate the Executive’s employment or the right of the Company or any Subsidiary to terminate the employment of the Executive with or without cause prior to a Change in Control. Nothing contained in this Agreement shall be construed as a contract of employment between the Company or any Subsidiary and the Executive or as a right of the Executive to continue in the employ of the Company or any Subsidiary, or as a limitation of the right of the Company or any Subsidiary to discharge the Executive with or without cause prior to a Change in Control.

12. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Legal Fees and Expenses. (a) The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Company or a Subsidiary contesting the validity, enforceability or the Executive’s interpretation of, or determinations under, this Agreement.

(b) The Company shall pay all legal fees and expenses which the Executive may incur by reason of the termination of the Executive’s employment, other than as a result of (i) the Executive’s death, (ii) the Executive’s Disability (as defined in Section 3(b) above), (iii) the Executive’s Retirement (as defined in Section 3(c) above), (iv) the Executive’s termination for Cause (as defined in Section 3(d) above), or (v) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(e) above; such fees and expenses shall include, without limitation, those incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

(c) The Company shall pay all legal fees and expenses which the Executive may incur as a result of any tax assessments or proceedings arising from payments made by the Company pursuant to Section 4(c) or Section 5 above.

(d) If the payment by the Company of any legal fees and expenses pursuant to this Section 14 shall constitute compensation to the Executive, the Company agrees, as a separate and independent undertaking, to pay to the Executive upon demand any and all taxes, of whatever nature or description, applicable to such payment, together with any taxes thereon (on the basis of a customary “gross-up” formula).

(e) The payment of any legal fees pursuant to this Section 14, if otherwise reimbursable, shall only be reimbursed if incurred during the lifetime of the Executive and during the one-year period thereafter.

15. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith, however, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or any other damages for failing to comply with Code Section 409A.

(b) If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent any benefits provided during the first six months after Executive’s termination are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the first six months following termination and shall be reimbursed, to the extent such costs would otherwise have been paid by the Company or to the extent such benefits would otherwise have been provided by the Company at no cost to the Executive, the cost of such coverage six months after Executive’s termination.

16. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its Subsidiaries and their business so long as such information is not otherwise publicly disclosed.

17. Effective Date of this Agreement and Termination of Prior Agreement(s). This Agreement shall become effective on the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MIDAS, INC.

By:
Its:

Executive:

Name: